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                                                                   EXHIBIT 10.32
                              [AVANT! LETTERHEAD]

Scott Spangenberg
12441 SE Spencer Court
Portland, OR 97236

September 19, 2001

               This letter is being delivered to you by Avant! Corporation (the "Company") to encourage you to continue your employment with the Company. The Company hereby offers you a stay bonus, subject to the conditions set forth below, equal to $200,000.00. The stay bonus will be paid in a lump sum by check, subject to customary federal and state withholding requirements, on the three month anniversary of the closing date of a Change of Control of the Company (the "EFFECTIVE DATE") if the conditions set forth below for receipt of such stay bonus have been met.

               In order to receive the stay bonus on the Effective Date, you must not have resigned or have been terminated for Cause on or before the Effective Date. If you resign, or are terminated for Cause on or prior to the Effective Date, or are terminated without Cause before a definitive agreement for a Change of Control of the Company is signed, you will not be entitled to receive the stay bonus or any portion of the stay bonus (pro rata or otherwise). If the Company terminates you without Cause after a definitive agreement for a Change of Control of the Company has been signed and prior to the Effective Date, you will still be entitled to receive your full stay bonus on the Effective Date. You will not be entitled to any stay bonus or any portion of the stay bonus (pro rata or otherwise), however, if before the Effective Date you are offered another job with the Company or any of its affiliates, and you accept such job offer.

               This letter, and the stay bonus it describes, is in addition to, and not a substitute for, any other employment, compensation or severance arrangements you may have with the Company. This Letter is not a guarantee of employment and either you or the Company may terminate your at-will employment at any time. You acknowledge that you have not received any assurances of continued employment or employment for any specific duration.

You acknowledge that the terms and provisions of this letter were made and entered into in strict confidence and must remain confidential. You further agree that except as required by law, or in response to a subpoena or other valid legal process, or in


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connection with an action to enforce the terms of this letter, you will not disclose, privately or publicly, any of the terms or provisions of this letter to anyone other than your spouse, or your attorneys, accountants or tax advisors, and you agree to cause them to maintain such information in confidence. In addition, you agree to keep confidential and not disclose, privately or publicly, any information relating to any potential Change of Control of the Company.

               Our agreement in this letter shall be governed by and construed in accordance with the laws of the State of California.

               As used in this letter, the following terms shall have the meaning set forth below:

        "CAUSE" means any material failure to perform your duties, any material breach of your duties, any dishonest or fraudulent actions or negligent or willful conduct or malfeasance, any criminal conduct, any breach of your duty of loyalty, any dishonesty or dishonest conduct in connection with your duties and your obligations to the Company, or any conduct that would have a material adverse effect on the Company or any of its operations.

        CHANGE OF CONTROL" means the occurrence of one or more of the following transactions by no later than June 30, 2002: (i) a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization, or (ii) the sale, transfer, exchange or other disposition of all or substantially all of the Company's assets.

               Please acknowledge your acceptance of and agreement to this letter by signing below.

                                                   Very truly yours,
                                                   /s/ Clayton Parker
                                                   ----------------------
                                                   Clayton Parker
                                                   General Counsel

Accepted and Agreed:

/s/ Scott J. Spangenberg
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Scott J. Spangenberg
Chief Accounting Officer